EXHIBIT 10.17

AMENDED AND RESTATED
MONSANTO COMPANY DEFERRED PAYMENT PLAN

                    1.       NAME OF PLAN. This plan shall be known as the “The Monsanto Company Deferred Payment Plan” and is hereinafter referred to as this “Plan.”

                    2.       PURPOSES OF PLAN. The purposes of this Plan are to enable Monsanto Company, a Delaware corporation (the “Company”), and its Subsidiaries to retain qualified individuals to serve as employees by providing a means for them to elect to defer payment of certain compensation on a pre-tax basis.

                    3.       EFFECTIVE DATE. This Plan was originally effective September 1, 2000. This Plan as amended and restated shall be effective as of January 1, 2004 (the “Effective Date”).

                    4.       DEFINITIONS. The following terms shall have the meanings set forth below:

                    “Beneficiaries” has the meaning set forth in Section 8.

                    “Beneficiary Designation” has the meaning set forth in Section 8.

                    “Board” means the Board of Directors of the Company.

                    “Cash Account” means that portion of the Deferral Account that is credited monthly with interest credits at the Interest Rate.

                    “Committee” means the People Committee or the Internal People Committee, as the context may require, as more fully set forth in Section 9.

                    “Company” has the meaning set forth in Section 2.

                    “Daily Closing Price” means, for any given date, the last reported per-share sales price for a Share during normal business hours on the New York Stock Exchange for the immediately preceding trading date, as reported by The Wall Street Journal.

                    “Date Certain” has the meaning set forth in Section 7(a).

                    “Date Certain Election” has the meaning set forth in Section 7(a).

                    “Deferral Account” means a bookkeeping account maintained by the Company for a Participant in accordance with Section 6, representing the amount the Participant is entitled to receive pursuant to this Plan. The “Deferral Account” is made up of both a “Cash Account” and a “Stock Unit Account.”

                    “Deferral Election” means an election by a Participant to defer some or all of his or her Eligible Compensation under this Plan.

                    “Deferred Compensation” means any Eligible Compensation that a Participant elects to defer in accordance with this Plan.

                    “Delivery Election” means an election by a Participant as to the time or times at which the balance in his or her Deferral Account will be distributed to the Participant.

                    “Eligible Compensation” means such portion or categories of the cash compensation payable to an Eligible Employee by the Company or any of its Subsidiaries under the Company’s Annual Incentive Plan or other cash compensation as the Committee shall determine from time to time; provided, that Eligible Compensation shall exclude the amount necessary to satisfy the tax withholding obligations of the Company and its Subsidiaries with respect to Deferred Compensation if such obligation is not otherwise satisfied by the Eligible Employee.

                    “Eligible Employee” means an employee of the Company or any of its Subsidiaries who (i) is designated by the Company as having an M05 classification or above and is a either a citizen of the United States residing in the United States or an employee permanently assigned to the United States or (ii) is designated by the Committee as an Eligible Employee. Notwithstanding the foregoing, the Committee may from time to time determine to exclude any such individual from the definition of “Eligible Employee”.

                    “Executive Participant” means a Participant who is subject to the Company’s Stock Ownership Requirements.

                    “Fair Market Value” means, for any given date, the average of the highest and lowest per-share sales prices for Shares during normal business hours on the New York Stock Exchange for the immediately preceding trading date, as reported by such source as the Committee may select.

                    “Internal People Committee” means the Monsanto Company Internal People Committee.

                    “Interest Rate” for a calendar year means the average Moody’s Baa Bond Index Rate in effect during the prior calendar year, or such other rate as may specified by the People Committee from time to time.

                    “Matching Contribution Equivalents” means an amount equivalent to that portion of the benefit which would have been payable to or contributed on behalf of a Participant by the Company under the provisions of the Monsanto Company Savings and Investment Plan or the Monsanto Company ERISA Parity Savings and Investment Plan, as the case may be, but for a Participant’s election to defer all or a portion of his Eligible Compensation attributable to the Annual Incentive Plan under this Plan.

                    “Participant” means each Eligible Employee who has made a Deferral Election and each employee of the Company and its Subsidiaries who made a Prior Election and whose participation in the Prior Plan was transferred to this Plan.

                    “Payment Date” for any particular Deferred Compensation means the date it would otherwise have been paid, if it had not been subject to a Deferral Election or a Prior Election, as applicable.

                    “People Committee” means the People and Compensation Committee of the Board.

                    “Plan” has the meaning set forth in Section 1.

                    “Prior Election” means an election made by a Participant under the Prior Plan to defer all or a portion of his or her compensation payable by Pharmacia Corporation in accordance with the Prior Plan. Each Participant’s deferral election in effect under the Prior Plan shall be deemed a valid deferral election under this Plan and subject to the terms and conditions of this Plan.

                    “Prior Plan” means the Deferred Payment Plan maintained by Pharmacia Corporation for any year prior to and including 2000.

                    “Retirement” of a Participant means the Participant’s Termination of Employment after the Participant has reached age 50.

                    “Retirement Election” has the meaning set forth in Section 7(a).

                    “Section” means a section of this Plan.

                    “Share” means a share of the Company’s common stock, $.01 par value.

                    “Stock Ownership Requirements” means the Monsanto Company Executive and Director Stock Ownership Requirements as the same may be amended from time to time.

                    “Stock Unit” means a hypothetical credit representing one Share.

                    “Stock Unit Account” means that portion of the Deferral Account that is measured by the performance of Shares.

                    “Subsidiary” means (i) any corporation, partnership, joint venture, limited liability company, or other entity or enterprise of which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors, or of comparable equity participation and voting power, and (ii) any other entity designated by the Committee as a Subsidiary.

                    “Termination Date” for a Participant means the date such Participant experiences a Termination of Employment for any reason.

                    “Termination of Employment” of a Participant occurs when the Participant is no longer either an employee of the Company or any of its Subsidiaries, including without limitation because the entity that employs the Participant has ceased to be a Subsidiary.

                    “United States” means the fifty states of the United States of America

                    5.       DEFERRAL ELECTIONS. Each Eligible Employee shall be permitted to elect to participate in this Plan by making a Deferral Election in accordance with such procedures and subject to such limitations as may be established by the Committee from time to time. When making a Deferral Election, a Participant must elect in writing, upon a form provided by the Committee or its delegate, whether the Deferred Compensation subject to the Deferral Election will be credited to the Participant’s Cash Account or the Participant’s Stock Unit Account, or a combination of both, and must make a Delivery Election applicable to that Deferred Compensation in accordance with Section 7. If an Eligible Employee makes a Deferral Election but fails to elect whether the Deferred Compensation subject to the Deferral Election shall be credited to the

Participant’s Cash Account and/or Stock Unit Account, such Deferred Compensation shall be credited to the Participant’s Cash Account.

                    6.        DEFERRAL ACCOUNTS.

                              (a)       In General. The Company shall maintain a Deferral Account for each Participant, which shall be subdivided into a Cash Account and a Stock Unit Account; provided, that the balance of each Participant’s Deferral Account as of the Effective Date shall be considered to be invested in the Cash Account. Each such Account shall be credited as of the relevant Payment Date with the amounts of all Deferred Compensation, including to the extent applicable Deferred Compensation pursuant to a Prior Election. Each Participant’s Deferral Account shall be reduced by the amounts of all distributions as and when they are made pursuant to Section 7.

                              (b)       Cash Account. Each Participant’s Cash Account shall be credited monthly with interest equivalents on the balance therein at the Interest Rate, as in effect from time to time.

                              (c)       Stock Unit Account. Whenever Deferred Compensation is credited to a Participant’s Stock Unit Account, such Deferred Compensation shall be converted to a number of Stock Units equal to the amount of such Deferred Compensation divided by the average of the Fair Market Value of one Share for each of the ten consecutive trading days ending on the trading day immediately preceding the Payment Date. Whenever an ordinary cash dividend is paid, the Cash Account of each Participant who has a Stock Unit Account shall be credited with an amount of cash equal to (i) the number of Stock Units in the Participant’s Stock Unit Account as of the record date of the dividend or other distribution multiplied by (ii) the per-share cash amount of such dividend.

                              (d)       Investment Election. The Committee shall establish rules and procedures to allow each Participant to elect, during an annual election period that shall be specified from time to time by the Committee, to have amounts credited to his or her Cash Account moved to his or her Stock Unit Account and vice versa. Notwithstanding the foregoing, an Executive Participant must receive prior written approval from both the Chief Executive Officer and General Counsel of the Company to transfer deferred amounts from his or her Stock Unit Account to his or her Cash Account if such transfer would decrease the Executive Participant’s ownership level below the Company’s Stock Ownership Requirements; provided, that if the Executive Participant in question is the Chief Executive Officer or the General Counsel, the Executive Participant must receive the prior written approval to make such transfer from the Chief Financial Officer of the Company as well as that of the General Counsel or the Chief Executive Officer, as applicable.

                              (e)       Matching Contribution Equivalents. A Participant’s Deferral Account shall be credited with Matching Contribution Equivalents to the extent such Participant’s Deferred Compensation which relates to Eligible Compensation payable under the Annual Incentive Plan would have been eligible for a Company matching contribution under the Monsanto Company Savings and Investment Plan or the Monsanto Company ERISA Parity Savings and Investment Plan. Matching Contribution Equivalents shall be credited, as of the date the relevant matching contribution would have been paid to the trustee under the Monsanto Company Savings and Investment Plan or the Monsanto Company ERISA Parity Savings and Investment Plan, as applicable, to the Participant’s Cash Account or Stock Unit Account, or a combination thereof, in accordance with the manner in which the Deferred Compensation to which it relates is credited in accordance with Section 5.

                    (f)       No Fractional Shares. Notwithstanding any other provision of this Plan, only full Stock Units may be credited to a Participant’s Stock Unit Account, and any amounts that would otherwise be credited as a fractional Stock Unit shall instead be credited to (or remain in) the Participant’s Cash Account.

                    7.       DISTRIBUTIONS OF ACCOUNT BALANCES.

                              (a)        Delivery Elections.

                                  (i)       Timing of Deliveries. Each time a Participant makes an election to defer Eligible Compensation, he or she shall be provided the opportunity to make a Delivery Election in accordance with procedures established by the Committee. Each such Delivery Election shall specify whether it is a Retirement Election or a Date Certain Election, which will determine (except to the extent otherwise set forth in this Section 7) the time or times at which the Deferred Compensation to which it relates, together with the interest and/or dividend equivalents credited thereto, shall be delivered. A “Retirement Election” means an election to have such delivery occur following the Participant’s Retirement, as more fully described below. Each Retirement Election shall also specify whether deliveries pursuant to such Delivery Election shall be made in a lump sum or in installments, as more fully explained below, and whether such lump sum shall be paid, or such installments shall begin, during the January next following the date of the Participant’s Termination Date on account of his or her Retirement or any subsequent January. A “Date Certain Election” means an election to have such delivery occur as promptly as practicable following a specified date (the applicable “Date Certain”), which must be later than the date on which the Deferred Compensation that is deferred would have been paid in full if no Deferral Election had been made. Once made, Delivery Elections shall be irrevocable.

                                  (ii)       Form of Deliveries. A Participant who becomes entitled to receive delivery of his or her Stock Unit Account pursuant to a Date Certain Election or a Retirement Election shall be permitted to elect, in connection with such delivery, and in accordance with procedures established by the Committee, to take such delivery (A) in the form of Shares equal to the number of Stock Units in the Participant’s Stock Unit Account, or (B) in the form of a cash payment equal to the number of Stock Units in the Participant’s Stock Unit Account multiplied by the Daily Closing Price of one Share as of (I) in the case of delivery pursuant to a Retirement Election, the Termination Date, and (II) in the case of delivery pursuant to a Date Certain Election, the applicable Date Certain. If the Participant fails to make such an election, any delivery pursuant to a Date Certain Election shall be made in the form of Shares and any delivery pursuant to a Retirement Election shall be made in cash. Deliveries from a Cash Account, deliveries upon the death of the Participant, and deliveries upon Termination of Employment other than a Retirement shall always be made in cash (with any Stock Units being converted to a cash equivalent based on the Daily Closing Price of Shares on the Participant’s Termination Date or date of death, as applicable). In the case of cash payments pursuant to a Retirement Election, the Participant shall also receive interest on the amount of each cash payment at the applicable Interest Rate from the Termination Date through the date of payment.

                                  (iii)       Amounts that are deferred under this Plan pursuant to a Prior Election shall be treated as subject to a Retirement Election or a Date Certain Election, as specified in the Prior Election.

                        (b)       Payment of Accounts. Any portion of a Participant’s Deferral Account as to which a Date Certain Election is in effect shall be paid in accordance with such Date Certain Election, unless the Participant’s Termination Date occurs before the applicable Date Certain. Upon a Participant’s Retirement, any portion of his or her Deferral Account as to which a Retirement Election is in effect shall be paid in accordance Section 7(a) above relating to any such Retirement Election, and the remaining balance (if any) of his or her Deferral Account shall be paid in a single lump sum in cash as soon as reasonably practicable following the Termination Date. Upon a Participant’s Termination of Employment other than a Retirement, the entire balance of his or her Deferral Account (whether subject to a Retirement Election or a Date Certain Election) shall be paid in a single lump sum, in cash, as soon as reasonably practicable following the Termination Date.

                        (c)       Death of Participant. Notwithstanding anything in this Plan to the contrary, if a Participant dies before his or her entire Deferral Account has been paid, the remaining balance thereof shall be paid to his or her Beneficiaries as soon as practicable in cash (with any Stock Units being converted to a cash equivalent based on the Daily Closing Price on the Participant’s date of death).

                        (d)       Hardship Withdrawals. Upon the written request of a Participant or a Participant’s legal representative, the Committee may (but shall not be required to) distribute, in the form of a cash payment, all or a portion of the Participant’s Deferral Account, to the extent it determines to be necessary (i) to alleviate an unforeseeable financial hardship to the Participant as a result of the illness or accidental injury of the Participant or a dependent of the Participant, a casualty loss of property not fully covered by insurance, or other similar financial hardship caused by unforeseeable circumstances beyond the control of the Participant or (ii) as a result of the Participant’s total and permanent disability. Notwithstanding any other provision of this Plan, (A) before making a distribution pursuant to this Section 7(d), the Committee shall first cancel any outstanding Deferral Election that the Participant has made with respect to Eligible Compensation for which the Payment Date has not yet occurred, and shall take such cancellation into account in determining whether and to what extent to make a such a distribution, and (B) a Participant who receives such a distribution shall not be permitted to make another Deferral Election until at least one year has elapsed from the date of such distribution. To the extent any cash payment needed for a hardship withdrawal is derived from a Participant’s Stock Unit Account, the value of the Stock Units in the Participant’s Stock Unit Account shall be determined based upon the Daily Closing Price as of the date the Committee grants the hardship withdrawal request.

                    8.       BENEFICIARIES. Participants shall be provided with the opportunity to designate, in accordance with such procedures and subject to such limitations as may be established by the Committee from time to time, the person or persons (“Beneficiaries”) who will receive distributions of his or her interests in this Plan upon the death of the Participant (a “Beneficiary Designation”). Once made, a Beneficiary Designation may be superseded by another Beneficiary

Designation. In the case of multiple Beneficiary Designations, the most recent valid Beneficiary Designation in effect as of the date of death shall be controlling. If a Participant does not have a valid Beneficiary Designation in effect as of the date of his or her death, his or her Beneficiary shall be his or her estate.

                    9.       ADMINISTRATION; AMENDMENT AND TERMINATION.

                              (a)       The Internal People Committee shall have full authority to establish, amend and rescind rules and regulations relating to this Plan and administer this Plan with respect to all Participants, generally. Unless otherwise set forth to the contrary herein, this Plan and the rules and regulations hereunder shall be construed and interpreted by the Internal People Committee, or, to the extent necessary or appropriate in view of Sections 16(a) and 16(b) of the Securities Exchange Act of 1934 by the People Committee. The Committee may delegate any of its authority, duties and responsibilities under this Plan to any other person. Any such delegation shall be in writing and shall specify the identity of the delegate and the responsibilities delegated to such person.

                              (b)       The People Committee may from time to time make such amendments to this Plan as it may deem proper and in the best interest of the Company, and it may terminate this Plan at any time; provided, that no such amendment or termination shall, without the consent of the affected Participant, reduce the amounts that have credited to any Deferral Account before such amendment or termination is approved by the People Committee or accelerate or delay the payment of such amounts.

                              (c)       Notwithstanding any other provision of this Plan, the Committee may make such amendments to this Plan, to any procedures established under this Plan, and to any Deferral Election or Delivery Election hereunder, as it may determine to be necessary to comply with any applicable law, regulation or requirement, including without limitation wage controls or guidelines. Such amendments need not apply uniformly to all Participants.

                    10.       MISCELLANEOUS.

                              (a)       Nothing contained in this Plan, or in any election form, booklet, summary plan description, prospectus or other document relating to, describing or referring to this Plan, shall be deemed to confer on any Eligible Employee or Participant the right to continue as an employee of the Company or any of its Subsidiaries, or affect the right of the Company and its Subsidiaries to terminate the employment of any such person for any reason.

                              (b)       The Company shall have the right to withhold from all payments pursuant to this Plan all taxes required by applicable law to be withheld. Without limiting the generality of the foregoing, the Committee shall establish procedures for implementing such withholding by the withholding of Shares that are otherwise distributable pursuant to this Plan.

                              (c)       This Plan and any actions taken hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Titles and headings to Sections are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of this Plan.

                              (d)       It is presently intended that this Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of amounts credited to Deferral Accounts under this Plan, and Participants shall at all times be general creditors of the Company with respect to such amounts.

                              (e)       The rights and obligations under this Plan and any related documents shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and the Participants and their Beneficiaries. Except as provided in Section 7(c) hereof regarding the death of a Participant, no bonus commitment, unpaid bonus award or any amount deferred shall be pledged or transferred. If any Participant makes such a pledge or transfer in violation of this Plan, any obligation of the Company under this Plan to that Participant shall terminate.

                              (f)       The costs and expenses of administering this Plan shall be borne by the Company, and shall not be charged to any Deferral Account or to any Participant or Beneficiary.

                              (g)       In the event of any extraordinary or non-cash dividend, any change in corporate capitalization such as a stock split, any corporate transaction such as a merger, consolidation, separation, spin off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of reorganization in Section 368 of the Code), or any partial or complete liquidation of the Company, then notwithstanding any other provision of this Incentive Plan, the People Committee may (1) make appropriate substitution or adjustments in the number and kind of Shares represented by Stock Unit Accounts, (2) substitute securities of another entity for the Shares represented by Stock Unit Accounts, (3) convert Stock Unit Accounts to Cash Accounts based upon the value of the Shares as of a date determined by the People Committee, (4) credit appropriate dividend equivalent or similar amounts to Cash Accounts or Stock Unit Accounts, and/or (5) make such other equitable substitutions, adjustments and/or amendments to Stock Unit Accounts, Cash Accounts and this Plan as it may determine to be appropriate.